Exhibit 99.1

FOR RELEASE: Thursday, April 28, 2016 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the "Company") (OTCQX: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended March 31, 2016 was $239,000, or $0.14 per basic and $0.12 per diluted share, compared to $209,000, or $0.13 per basic and $0.12 per diluted share for the same period in 2015.

Robert T. Strong, President and Chief Executive Officer stated, "We are again pleased to report an increase in net income for the first quarter of 2016 when compared to the same period of 2015 equating to an increase of 14.4%.  The Company's total assets were impacted positively by a 4.8% increase in loans receivable, net, combined with a $2.0 million increase in investment securities available for sale.  As a result, we decreased our excess liquidity in cash and cash equivalents by $3.2 million, or 18.4%, during the quarter ended March 31, 2016.  Historically, the first quarter of any new year is challenging when launching a new budget with its targets and strategic objectives while coupled with the seasonal adjustments of winter.  We, however, feel well positioned for the balance of the year."

Mr. Strong continued, "Our loan portfolio continues to perform well as evidenced by a stable Texas Ratio when compared to the same March 31 quarterly period of one year ago.  Our operational costs remain in check, also as evidenced by the same year over year comparison of our efficiency ratio."

Mr. Strong added, "We are excited by the celebration of Quaint Oak Bank's 90th Anniversary and feel that milestone will strongly focus the Company on our growth strategy.  We continue to expand our banking operations in the Lehigh Valley market having passed the $40 million deposit mark at that office.  Additionally, we anticipate launching our insurance agency subsidiary this year."

In closing, Mr. Strong commented, "As always in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Net income amounted to $239,000 for the three months ended March 31, 2016, an increase of $30,000, or 14.4%, compared to net income of $209,000 for three months ended March 31, 2015.  The increase in net income on a comparative quarterly basis was primarily the result of increases in net interest income of $67,000 and non-interest income of $75,000, and a decrease in the provision for loan losses of $43,000, partially offset by an increase in non-interest expense of $131,000 and an increase in the provision for income taxes of $24,000.

The $67,000, or 4.4% increase in net interest income for the three months ended March 31, 2016 over the comparable period in 2015 was driven by a $172,000, or 8.6% increase in interest income, partially offset by a $105,000, or 22.1% increase in interest expense.  The increase in interest income was primarily due to an $18.4 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $130.0 million for the three months ended March 31, 2015 to an average balance of $148.4 million for the three months ended March 31, 2016, and had the effect of increasing interest income $274,000.  Partially offsetting this increase was a 30 basis point decline in the yield on loans receivable, net, including loans held for sale, from 5.93% for the three months ended March 31, 2015 to 5.63% for the three months ended March 31, 2016, which had the effect of decreasing interest income by $113,000.  The increase in interest expense was primarily attributable to a $25.8 million increase in average interest-bearing liabilities, which increased from an average balance of $136.0 million for the three months ended March 31, 2015 to an average balance of $161.8 million for the three months ended March 31, 2016, and had the effect of increasing interest expense $99,000.  This increase in average interest-bearing liabilities was primarily attributable to the $19.7 million increase in average certificate of deposit accounts which increased from an average balance of $97.5 million for the three months ended March 31, 2015 to an average balance of $117.2 for the three months ended March 31, 2016, and had the effect of increasing interest expense $84,000. Also contributing to this increase was a three basis point increase in the average rate on interest-bearing liabilities, from 1.40% for the three months ended March 31, 2015 to 1.43% for the three months ended March 31, 2016, which had the effect of increasing interest expense by $6,000.

The $43,000, or 48.9% decrease in the provision for loan losses for the three months ended March 31, 2016 over the three months ended March 31, 2015 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at March 31, 2016.

The $75,000, or 17.9% increase in non-interest income for the three months ended March 31, 2016 over the comparable period in 2015 was attributable to a $50,000 increase in the gain on the sale of SBA loans, an $18,000 increase in fee income generated by the Bank's mortgage banking and title abstract subsidiaries, a $5,000 increase in net gain on the sales of residential mortgage loans, a $4,000 increase in other income, a $1,000 increase in income from bank-owned life insurance, and a $1,000 increase in the gain on sale of other real estate owned. These increases were partially offset by a $4,000 decrease in other fees and service charges.

The $131,000, or 8.7% increase in non-interest expense for the three months ended March 31, 2016 compared to the same period in 2015 was attributable to a $58,000 increase in other real estate owned (OREO) expense, a $34,000 increase in salaries and employee benefits expense, a $14,000 increase in professional fees, a $13,000 increase in other expense, a $4,000 increase in directors' fees and expenses, a $4,000 increase in occupancy and equipment expense, and a $4,000 increase in FDIC insurance assessment.  The increase in other real estate owned expense for the 2016 period compared to 2015 was primarily attributable to the write-down of three OREO properties in the first quarter of 2016.

The Company's total assets at March 31, 2016 were $187.5 million, an increase of $3.4 million, or 1.8%, from $184.2 million at December 31, 2015.  This growth in total assets was primarily due to a $6.8 million, or 4.8%, increase in loans receivable, net, and a $2.0 million, or 66.2% increase in investment securities available for sale, partially offset by a $3.2 million, or 18.4% decrease in cash and cash equivalents as the Company used excess liquidity to fund loan growth and invest in investment securities available for sale.  The largest increases within the loan portfolio occurred in the following categories: commercial real estate loans which increased $5.5 million, or 11.5%, commercial business loans which increased $870,000, or 33.8%, and one-to-four family residential owner occupied loans which increased $549,000, or 9.5%.

Total interest-bearing deposits increased $3.0 million, or 2.0%, to $149.8 million at March 31, 2016 from $146.8 million at December 31, 2015.  This increase in interest-bearing deposits was primarily attributable to increases of $3.4 million in certificates of deposit, partially offset by a $473,000 decrease in money market accounts.  Total non-interest bearing checking accounts increased $464,000, or 19.3%, to $2.9 million at March 31, 2016 from $2.4 million at December 31, 2015.

             Total stockholders' equity increased $343,000, or 1.8%, to $19.4 million at March 31, 2016 from $19.0 million at December 31, 2015.  Contributing to the increase was net income for the three months ended March 31, 2016 of $239,000, common stock earned by participants in the employee stock ownership plan of $43,000, amortization of stock awards and options under our stock compensation plans of $32,000, the reissuance of treasury stock for exercised stock options of $63,000, the reissuance of treasury stock under the Bank's 401(k) Plan of $17,000, and a decrease in other comprehensive loss of $18,000.  These increases were partially offset by dividends paid of $69,000.

Non-performing loans amounted to $1.9 million, or 1.29% of net loans receivable at March 31, 2016, consisting of seventeen loans, eight of which are on non-accrual status and nine of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $852,000, or 0.59% of net loans receivable at December 31, 2015, consisting of nine loans, three of which were on non-accrual status and six of which were 90 days or more past due and accruing interest.  The non-performing loans at March 31, 2016 include twelve one-to-four family non-owner occupied residential loans, four commercial real estate loans, and one construction loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended March 31, 2016, six loans were placed on non-accrual status resulting in the reversal of approximately $41,000 of previously accrued interest income, and one loan was paid-off.  The allowance for loan losses as a percent of total loans receivable was 0.90% at March 31, 2016 and 0.91% at December 31, 2015.

Other real estate owned (OREO) amounted to $1.4 million at March 31, 2016, consisting of six properties.  This compares to seven properties totaling $1.4 million at December 31, 2015.  During the quarter ended March 31, 2016, one property with a carrying value of $67,000 was sold and the Company is in the process of marketing the other properties for sale.  Non-performing assets amounted to $3.3 million, or 1.77% of total assets at March 31, 2016 compared to $2.3 million, or 1.23% of total assets at December 31, 2015.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At March 31, 2016	At December 31, 2015
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$14,044	$17,206
Investment in interest-earning time deposits	6,146	6,136
Investment securities available for sale at fair value	4,995	3,005
Loans held for sale	2,718	5,064
Loans receivable, net of allowance for loan losses (2016: $1,358; 2015: $1,313)	150,125	143,305
Accrued interest receivable	1,025	983
Investment in Federal Home Loan Bank stock, at cost	618	618
Bank-owned life insurance	3,660	3,638
Premises and equipment, net	1,798	1,834
Other real estate owned, net	1,384	1,410
Prepaid expenses and other assets	1,010	969
Total Assets	$187,523	$184,168

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$2,871	$2,407
Interest-bearing	149,801	146,822
Total deposits	152,672	149,229
Federal Home Loan Bank borrowings	13,500	13,500
Accrued interest payable	122	123
Advances from borrowers for taxes and insurance	1,192	1,859
Accrued expenses and other liabilities	658	421
Total Liabilities	168,144	165,132
Stockholders' Equity	19,379	19,036
Total Liabilities and Stockholders' Equity	$187,523	$184,168

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended March 31,
	2016	2015
	(Unaudited)
Interest Income	$2,162	$1,990
Interest Expense	580	475
Net Interest Income	1,582	1,515
Provision for Loan Losses	45	88
Net Interest Income after Provision for Loan Losses	1,537	1,427
Non-Interest Income	494	419
Non-Interest Expense	1,631	1,500
Income before Income Taxes	400	346
Income Taxes	161	137
Net Income	$239	$209

	Three Months Ended March 31,
Per Common Share Data:	2016	2015
Earnings per share – basic	$0.14	$0.13
Average shares outstanding – basic	1,754,326	1,703,588
Earnings per share – diluted	$0.12	$0.12
Average shares outstanding – diluted	1,929,368	1,852,214

Tangible book value per share, end of period	$10.44	$9.79
Shares outstanding, end of period	1,855,513	1,819,798

	Three Months Ended March 31,
Selected Operating Ratios:	2016	2015
Average yield on interest-earning assets	4.89%	5.37%
Average rate on interest-bearing liabilities	1.43%	1.40%
Average interest rate spread	3.46%	3.97%
Net interest margin	3.58%	4.09%
Average interest-earning assets to average interest-bearing liabilities	109.27%	109.03%
Efficiency ratio	78.56%	77.54%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.29%	1.97%
Non-performing assets as a percent of total assets	1.77%	1.91%
Allowance for loan losses as a percent of non-performing loans	69.99%	45.17%
Allowance for loan losses as a percent of total loans receivable	0.90%	0.88%
Texas Ratio (2)	16.03%	15.96%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by consolidated tangible common equity plus the allowance for loan losses.